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                                                                Exhibit 23(h)(2)

[FORUM FINANCIAL GROUP LETTERHEAD]

December 1, 2003

Steven Alfano
Secretary
Century Capital Management Trust
100 Federal Street
Boston, MA  02110

RE: Change in Control of Forum Shareholder Services, LLC
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Dear Mr. Alfano:

As you know, Forum Shareholder Services, LLC ("Forum") has a Transfer Agency and Services Agreement (the "Contract") with Century Capital Management Trust (the "Trust"). In accordance with the terms of the Contract, we are seeking your consent to an assignment of the Contract by Forum in connection with a proposed transaction that will result in a change in control of Forum.

On November 2, 2003, the current owners of Forum entered into a Purchase Agreement that provides for the acquisition of Forum by Citicorp or one of its affiliates. The closing of the transaction is subject to certain conditions but we expect that it will be completed on or about December 18, 2003. The accompanying material summarizes this change in control transaction. We believe that this change in control transaction could constitute an assignment of the Contract.

We request that the Trust consent to the assignment of the Contract in connection with the change in control of Forum resulting from this transaction. If the Trust consents to the assignment, please countersign this letter to acknowledge that consent and return it to me in the enclosed, self-addressed envelope.

If you have any questions, please do not hesitate to contact me at
(207)-822-6109 or by e-mail at david-goldstein@forum-financial.com.

Sincerely,

/s/ David L. Goldstein
    ------------------
    David L. Goldstein
Director, Business & Product Development

CONSENT TO ASSIGNMENT OF THE CONTRACT:

/s/ Steven Alfano
By:  Steven Alfano
Title:  Secretary
Date:  12-09-03

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